Exhibit 10.1

[HARBOR GLOBAL COMPANY LETTERHEAD]

October 22, 2002

To:      Calypso Management LLC
From:  The Board of Directors of Harbor Global Company Ltd.

Gentlemen:

This is to confirm that, in accordance with Section 8(a)(v) of the Administration and Liquidation Agreement dated as of August 7, 2000 between Calypso Management LLC (“Calypso”) and Harbor Global Company Ltd. (the “Company”), as amended to date (the “Agreement”), Stephen G. Kasnet has committed to continue his employment with the Company pursuant to the Agreement and the Employment Agreement dated as of August 8, 2000 between Calypso and Mr. Kasnet for an additional period of eighteen months, commencing on October 24, 2002. On or about October 24, 2003, there will be a review of the situation in order to make any adjustment to the term of Mr. Kasnet’s employment that the Board and he agree is necessary based on the time required to wind up the Company’s affairs. The Company hereby acknowledges and agrees that it will not terminate the Agreement pursuant to Section 8(a)(v) thereof during the additional term of Mr. Kasnet’s employment with the Company as described above.

Very truly yours,

/s/ JOHN H. VALENTINE
John H. Valentine Chairman of the Board of Directors

cc: Louis A. Goodman, Esq.
     Hale Andrews, Esq.